Exhibit 99.3

Bread Financial® Declares Dividend on Common Stock

COLUMBUS, Ohio – October 24, 2024 – Bread Financial Holdings, Inc. (NYSE: BFH), a tech-forward financial services company that provides simple, flexible payment, lending and saving solutions, today announced that its Board of Directors declared a quarterly cash dividend of $0.21 per share on the Company’s common stock, payable on December 13, 2024 to stockholders of record at the close of business on November 8, 2024.

About Bread Financial®
Bread Financial® (NYSE: BFH) is a tech-forward financial services company providing simple, personalized payment, lending and saving solutions. The company creates opportunities for its customers and partners through digitally enabled choices that offer ease, empowerment, financial flexibility and exceptional customer experiences. Driven by a digital-first approach, data insights and white-label technology, Bread Financial delivers growth for its partners through a comprehensive suite of payment solutions that includes private label and co-brand credit cards and Bread Pay® buy now, pay later products. Bread Financial also offers direct-to-consumer products that give customers more access, choice and freedom through its branded Bread Cashback® American Express® Credit Card, Bread Rewards™ American Express® Credit Card and Bread Savings® products.

Headquartered in Columbus, Ohio, Bread Financial is powered by its approximately 7,000 global associates and is committed to sustainable business practices. To learn more about Bread Financial, visit breadfinancial.com or follow us on Facebook, LinkedIn, X and Instagram.

Contacts
Brian Vereb – Investor Relations
Brian.Vereb@BreadFinancial.com

Susan Haugen – Investor Relations
Susan.Haugen@BreadFinancial.com

Rachel Stultz – Media
Rachel.Stultz@BreadFinancial.com

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